EXHIBIT 5



                                  June 11, 1997



Board of Directors
Pacific Aerospace & Electronics, Inc.
434 Olds Station Road
Wenatchee, WA  98801

     Re:  Opinion Regarding Form S-8 Registration Statement

Gentlemen:

     We have acted as counsel for Pacific Aerospace & Electronics, Inc. (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering an aggregate of 2,260,000 shares of Common Stock, $.001 par value, of the Company (the "Shares") to be issued thereby pursuant to the Company's Amended and Restated Stock Incentive Plan, the Company's Independent Director Stock Plan, and the Company's Common Stock Purchase Warrant Nos. 001, 002 and
003. We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Washington and that the Shares are duly authorized and, when issued and sold in accordance with the terms of the plans, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ STOEL RIVES LLP